SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 16, 2005

COMMUNITY CENTRAL BANK CORPORATION (Exact name of Registrant as specified in its Charter)

Michigan State or other jurisdiction of incorporation)	000-33373 (Commission File No.)	38-3291744 (IRS Employer Identification Number)

P.O. Box 7 Mount Clemens, Michigan 48046-0007 (Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (586) 783-4500

N/A (Former name or former address, if changed since last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 3.02. Unregistered Sales of Equity Securities.

            On February 15, 2005, Community Central Bank Corporation ("the Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") by and among the Company, Community Central Bank (the "Bank"), a Michigan-chartered bank, and a wholly owned subsidiary of the Company, and River Place Financial Corp., a Michigan-chartered bank ("River Place"), pursuant to which the Company will acquire all of the outstanding equity interests of River Place. In accordance with the Merger Agreement, River Place will merge with and into the Bank, with the Bank continuing as the surviving corporation. At least 80%, and up to 100% of the consideration to be paid for all of the outstanding common stock of River Place must be in restricted shares of common stock of the Company ("Shares"). A maximum of 250,000 Shares will be issued.

            Consummation of the transaction is subject to certain conditions, including approval of the transaction by River Place stockholders and bank regulatory authorities. Closing of the transaction is expected to occur in the second quarter of 2005.

            The Shares to be delivered in connection with the Merger Agreement will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, by reason of
Section 4(2) thereof, Regulation D, or other private offering exemptions, and similar exemptions under applicable state securities laws. The Shares will be issued with restricted security legends.

            On February 16, 2005, the Company announced by press release that it had entered into the Merger Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01.  Financial Statements and Exhibits

            (c)  Exhibits.

Exhibit No.	Description

99.1	Press Release, dated February 16, 2005.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

COMMUNITY CENTRAL BANK CORPORATION

Date: February 16, 2005	By: /s/ Lisa M. Medlock
Lisa M. Medlock
(Duly Authorized Officer)
Corporate Secretary